                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM F-3

        REGISTRATION STATEMENT UNDER THE SECURITIES EXCHANGE ACT OF 1933


                       CITYVIEW ENERGY CORPORATION LIMITED
             (Exact Name of Registrant as Specified in Its Charter)


WESTERN AUSTRALIA, AUSTRALIA                                 NOT APPLICABLE
(State or Other Jurisdiction of                              (IRS Employer
Incorporation or Organization)                             Identification No.)

      19 WALTERS DRIVE, HERDSMAN, WESTERN AUSTRALIA 6017 - (61-8) 9445 3199 (Address and Telephone Number of Registrant's Principal Executive Offices)


                               Gary B. Wolff, P.C.
                                  Legal Counsel
                         Attorney and Counsellor at Law
                                747 Third Avenue
                            New York, New York 10017
                                 (212) 644-6446
            (Name, Address and Telephone Number of Agent For Service)

           Approximate date of commencement of proposed sale to the public: At the discretion of the Converting Debenture holders after the Effective Date of this Registration Statement.

           If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ X ]

           If this form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
                                                 Proposed Maximum      Proposed Maximum
Title Of Each Class Of      Amount To Be         Offering Price        Aggregate Offering     Amount Of Registration
Securities To Be            Registered (1)       Per Share (2)         Price                  Fee
Registered
Ordinary Fully Paid         1,777,778            $1.125                $2,000,000             $590.00
Shares
---------------------------------------------------------------------------------------------------------------------

(1) Consists of 1,777,778 shares which are reserved for issuance pursuant to currently issued and outstanding Convertible Debentures which will be offered for resale by certain Selling Holders under this Registration Statement and which Debentures require reservation of 150% of shares underlying Convertible Debentures. If and to the extent that all of such reserved shares are not required upon conclusion of all conversions, a post effective amendment will be filed deregistering such shares. Also registered hereunder is such indeterminate number of ordinary shares (hereinafter "Ordinary Shares" or "Shares") of the Company as may be issuable on conversion of the Debentures, including such additional Shares as may be issuable as a result of adjustments to the conversion price as well as such additional Shares as may become issuable pursuant to (i) any Shares issuable in exchange for interest earned under

Convertible Debentures and (ii) any anti-dilution provisions as may be contained in the aforesaid Convertible Debentures and related Registration Rights Agreements. All of such additional Shares will, if issued, be issued for no additional consideration and therefore no registration fee is required and includes, in accordance with Rule 416, any Shares to be issued as a result of stock dividends, stock splits or similar transactions.

 (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933. In accordance with Rule 457(c) of Regulation C, the estimated price for the Securities was based on the average of the high and low reported prices on the Nasdaq SmallCap Market on September 8, 1998.

           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                                     PART I
                     INFORMATION REQUIRED IN THE PROSPECTUS

Item 1.              Forepart of the Registration Statement and
                      Outside Front Cover Page of Prospectus.

Item 2.              Inside Front Cover Page and Outside Back
                      Cover Pages of Prospectus.

Item 3.              Summary Information, Risk Factors and
                      Ratio of Earnings to Fixed Charges.

Item 4:              Use of Proceeds

Item 5:              Determination of Offering Price

Item 6:              Dilution

Item 7:              Selling Security Holders

Item 8;              Plan of Distribution

Item 9.              Description of Securities to be Registered.

Item 10.             Interests of Named Experts and Counsel.

Item 11.             Material Changes.

Item 12.             Incorporation of Certain Information by
                      Reference.

Item 13.             Disclosure of Commission Position on
                      Indemnification For Securities Act Liabilities.

                                     PART II
                     INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.             Other Expenses of Issuance and Distribution.

Item 15.             Indemnification of Directors and Officers.

Item 16.             Exhibits

Item 17.             Undertakings

Signatures

                                INDEX TO EXHIBITS

Exhibit No.          Description
5.1                  Opinion of Gary B. Wolff, P.C., counsel to the Registrant *

10.1                 Form of Securities Purchase Agreement dated June 3, 1998

10.2                 Form of Registration Rights Agreement dated June 3, 1998

10.3                 Form of Placement Agency Agreement dated June 3, 1998

10.4                 Form of 2 Year Convertible Debenture dated June 3, 1998

23.1                 Consent of Grant Thornton

23.2                 Consent of  Gary B. Wolff, P.C. (included in Exhibit 5.1)  *

*                    To be filed by amendment.

      INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE
      SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD
 NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT
   BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR
             THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE
             ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH
               OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR
                   TO REGISTRATION OR QUALIFICATION UNDER THE
                       SECURITIES LAWS OF ANY SUCH STATE.

                                   PROSPECTUS

                   Up to 1,777,778 Ordinary Fully Paid Shares
                       CITYVIEW ENERGY CORPORATION LIMITED

              This prospectus ("Prospectus") relates to the offer and sale of up to 1,777,778 Ordinary Fully Paid Shares ("Shares"), of CityView Energy Corporation Limited, an Australian corporation ("CityView Energy Corporation Limited" or the "Company"), which Shares consist of up to 1,777,778 Shares which are issuable to certain persons (the "Selling Holders") upon conversion of convertible debentures, issued in June 1998, (the "Convertible Debentures") and which Shares are being registered hereby pursuant to Registration Rights Agreements between the Company and the Selling Holders named in this Prospectus.

             The Ordinary Fully Paid Shares Covered by this Prospectus are for purposes of conversion of up to $1,000,000 of 2 Year Convertible Debentures bearing interest at 6% per annum issued in multiples of $500,000 each by the Company in June 1998. The Debentures are convertible into Ordinary Fully Paid Shares of the Company at any time after ninety (90) days after the date of receipt of the funds by the Company for these Convertible Debentures (and before June 3, 2000) at the Conversion Price equal to 75% of the average closing bid price for ordinary fully paid shares in the Company on either the National Association of Securities Dealers ("NASDAQ") Small Capital Market stock exchange or the Australian Stock Exchange Limited ("ASX") for the five (5) trading days immediately preceding the conversion date. Interest accrues from the date of receipt of the funds by the Company up to the date of conversion into ordinary fully paid shares, or June 3, 2000 if no conversion has taken place. The accrued interest at the date of conversion may be converted into ordinary fully paid shares of the Company on the same basis as the Convertible Debenture principal amount or may be paid in cash at the Company's option. Each holder of Convertible Debentures on June 3, 2000, has the right to demand, by written payment notice to the Company that payment of all principal and accrued interest on balance of unconverted Debentures be paid to such holder in cash in US dollars on June 3, 2000. Each outstanding Convertible Debenture for which no written payment notice is received by the Company in a timely manner automatically shall be converted into ordinary fully paid shares of the Company on the same basis described above.

                 The Shares may be offered and sold from time to time by the Selling Holders named herein (or by their transferees, pledgees, donees or their successors pursuant to the Prospectus) in transactions on the NASDAQ SmallCap Market, in negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Securities may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Holders or the purchasers of the Securities for whom such agents, underwriters or dealers may act. See "Selling Holders and Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Securities and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus. The Company will not receive any of the proceeds from the sale of the Securities by the Selling Holders.

             The Ordinary Fully Paid Shares of the Company are listed for trading on the Nasdaq Small Capital Market under the symbol "CVCLF" and on the Australian Stock Exchange Limited ("ASX") under the symbol "CVI." On September 8, 1998, the last reported sale price on the Nasdaq Small Capital market was US$1.125 per share.

             The Selling Holders will receive all of the net proceeds from the sale of the Securities and will pay all underwriting discounts and selling commissions, if any, applicable to any such sale. The Company is responsible for payment of all other expenses incident to the offer and sale of the Securities. The Selling Holders and any broker-dealers, agents or underwriters that participate in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any profit on the sale of the Securities by the Selling Holders and any commissions received by any such underwriters may be deemed to be underwriting commissions or discounts under the Act. See "Selling Holders and Plan of Distribution".

             The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Company is incorporated or organized under the laws of Australia, that its officers and directors may not be residents of the United States and that all of the Company's assets may be located outside the United States.

             All references herein to the "Company" refer to CityView Energy Corporation Limited and its subsidiaries. The executive offices of the Company are located at 19 Walters Drive, Herdsman, Western Australia 6017. The telephone number is (61-8) 9445 3199 and the fax number is (61-8) 9445 3947.

                  THE SECURITIES OFFERED HEREBY ARE SPECULATIVE
             AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is __________, 1998.


                             ADDITIONAL INFORMATION

              The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act"), as applicable to foreign private issuers, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Commission a Registration Statement (the "Registration Statement"), of which this Prospectus is a part, on Form F-3 under the 1934 Act with respect to the Ordinary Fully Paid Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the Rules and Regulations of the Commission. For further information with respect to the Company and the Ordinary Fully Paid Shares offered by this Prospectus, reference is made to such Registration Statement including the exhibits thereto and the financial statements and notes thereto filed or incorporated by reference as a part thereof. Statements contained herein concerning the provisions or contents of such documents referred to herein are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Such information, and the reports and other information filed with the Commission by the Company can be inspected and copied at the Commission's public reference facilities located at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661- 2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may also be obtained from the Commission at prescribed rates by mailing a request to the Public Reference Section of the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the Internet that contains reports and other information regarding registrants that file electronically with the Commission, such as the Company. The address of such site is: http://www.sec.gov. In addition, the Company furnishes its shareholders with annual reports containing consolidated financial statements certified by an independent chartered accounting firm. The financial statements included in such reports are prepared in accordance with Australian generally accepted accounting principles ("GAAP") and include a reconciliation of such information with U.S. GAAP.

               The Ordinary Fully Paid Shares of the Company may be traded on the NASDAQ Small Capital Market under the symbol "CVCLF" and on the Australian Stock Exchange Limited under the symbol "CVI".

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

               The following documents filed by the Company with the Securities and Exchange Commission pursuant to the Exchange Act are hereby incorporated by reference into this Prospectus.

(1) Annual Report on Form 20-F of the Company for the fiscal year ended December 31, 1997; and

(2) All other reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") by the Company since December 31, 1997.

         All documents subsequently filed by the Company with the Commission pursuant to Sections 12(a), 12(c) and 15(d) of the 1934 Act prior to the termination of the offering, shall be deemed to be incorporated by reference into this Prospectus.

               With respect to any document incorporated by reference in this Prospectus but not delivered herewith the Company undertakes to provide without charge to each persons, including a beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person a copy of any and all of the information that has been incorporated by reference herein (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Such requests may be addressed to CityView Energy Corporation Limited, 19 Walters Drive, Herdsman, Western Australia 6017, Attention Alan Peter Woods, Secretary.

             Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or replaces such statement. The modifying or superseding statement need not state that is has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation of any untrue statement of a material fact or an omission of a material fact required to be stated or necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed except as so modified or superseded to constitute a part of this Prospectus.

                       ENFORCEABILITY OF CIVIL LIABILITIES
                   UNDER UNITED STATES FEDERAL SECURITIES LAW

             The Company is an Australian incorporated public company. Certain of the directors and executive officers of the Company and certain experts named herein are not residents of the United States and all of the assets of the Company are located outside of the United States. As a result, it may be difficult or impossible for shareholders of the Company to effect service of process upon such persons within the United States with respect to matters arising under the

United States federal securities laws or to enforce against them in United States courts judgments of such courts predicated upon the civil liability provisions of the United States federal securities laws or otherwise. Shareholders of the Company should be aware that there is some doubt as to the enforceability in Australia in original actions, or in actions for enforcement of judgments of United States courts, of civil liabilities predicated upon the United States federal securities laws. In addition, awards of punitive damages and actions brought in the United States or elsewhere may be unenforceable in Australia.

                                  THE OFFERING

Common Stock Offered (1)                                      Up to 1,777,778 Shares
Common Stock Outstanding
  Before the Offering(2)(3)                                   13,657,068

Common Stock Outstanding
  After the Offering(4)

Use of Proceeds                                               The Company will not receive any of the proceeds from
                                                              the sale of any of the Securities.

Risk Factors                                                  The Securities offered hereby involve a high degree
                                                              of risk. See "Risk Factors".

Nasdaq SmallCap Market Symbol                                 CVCLF

Australian Stock Exchange Symbol                              CVI

(1) Consists of an aggregate of up to 1,777,778 Shares reserved for issuance upon the conversion of the Convertible Debentures. See "Selling Holders and Plan of Distribution" and "Description of Capital Stock" and based upon 150$% of those Shares currently anticipated to be needed for conversion purposes in accordance with requirements contained in underlying Debentures and Registration Rights Agreements.

(2) Does not include up to 1,777,778 Shares to be issued to holders of Convertible Debentures issued by the Company in June 1998 upon conversion of Convertible Debentures assuming conversion based on a 25% discount to the closing price on the Nasdaq SmallCap Market on September 8, 1998 and further based upon reservation and registration of 150% of those Shares required as indicated in footnote 1 above,. Also, does not include any other shares which may be reserved for issuance upon any other form of option and/or warrant heretofore or hereafter granted.

(3) As of the close of business on September 8, 1998 there were 13,657,068 shares issued and outstanding.

(4) Since the Common Stock registered hereunder is being offered on a delayed or continuous basis pursuant to Rule 415 under the Act, the Company cannot include herein information about the Common Stock outstanding after the Offering.

           No dealer, sales representative, or any other person has been authorised to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorised by the Company, the Selling Agents or any Underwriter. This Prospectus does not constitute an offer to sell, or solicitation of an offer to buy, any securities other than the registered securities to which it relates or an offer to, or solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery or this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                               PROSPECTUS SUMMARY

           The following summary information is qualified in its entirety by the detailed information and financial information incorporated by reference herein or appearing elsewhere in this Prospectus. This Prospectus contains certain forward-looking statements not based on historical facts within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and
Section 21E of the Exchange Act. When used in this Prospectus, the words "believes," "expects," "intends," "anticipates" and similar expressions or the negative thereof or other variations thereon are intended to identify forward-looking statements. Such statements reflect the Company's reasonable judgement with respect to future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include the actions of the Company's competitors, changes in business conditions and changes in regulations and laws as well as those risks discussed herein under the caption "Risk Factors".

                                   THE COMPANY

           The Company was incorporated as CityView Investments Limited on May 3, 1987, was listed on the Second Board of the Perth Stock Exchange on October 20, 1987 and was transferred to the Main Board of the Australian Stock Exchange on January 2, 1992. The Company changed its name to CityView Corporation Limited on August 9, 1996 and subsequently to CityView Energy Corporation Limited on May 19, 1997. The Company is engaged in the acquisition and development of proven oil and gas reserves. It conducts such operations through separate wholly owned subsidiaries. Prior to engaging in the foregoing the Company was an investment company acquiring shares in publicly listed and private companies and investing in real estate land developments through its wholly owned subsidiary corporation Starview Pty Ltd ("Starview"). On June 28, 1996, the Company sold its interest in Starview and ceased investing in securities and real estate. The Company's decision to dispose of Starview followed the Company's rationalisation of its business interests to concentrate its efforts on the acquisition and development of proven oil and gas reserves. The Company also owns certain gold exploration interests which it intends to dispose of.

           The ordinary fully paid shares of the Company are traded on the NASDAQ Small Capital Market under the symbol "CVCLF" and on the ASX under the symbol "CVI".

           The Company has its principal executive office located at 19 Walters Drive, Herdsman, Western Australia 6017 (telephone number (618) 9445-3199). The Company has an operating office for it subsidiary company operations in Indonesia located at Plaza CityView, JL Kemang Timur No. 22, Pejatan Barat, Jakarta Selatan, Indonesia (telephone number 6221 718 1959). The Company has a United States appointed Attorney and agent, Gary B. Wolff, P.C., located at 747 Third Avenue, New York, New York 10017 (telephone number (212) 644-6446).

           The Company is building a broad based energy corporation capitalizing on the gap emanating from rising regional demand for energy combined with the deregulation of the industry. A niche exists for alternative style operators capable of merging broad technical competencies with specialist ability to structure long-term supply contracts and operations relevant to the region. The recent meltdown in Asia has opened up some excellent opportunities for the Company. More realistic conditions now prevail and the Company aims to capitalise on this by acquiring production on very commercial terms.

           The Company is an associate of Malaysia Mining Corporation Berhad ("MMC") its principal stockholder which has provided the initial equity capital and also a loan facility for the Company's working capital requirements. MMC is experienced in downstream operations having been involved in major oil and gas development projects in Malaysia and through its operatorship of the natural gas distribution system for Peninsular Malaysia. The strategic alliance between the Company and MMC provides the support for the Company to expand its oil and gas operations and to undertake downstream projects such as gas plant services.

           The Company, through its wholly owned subsidiary Western Resources NL ("Western") identified Indonesia for its focus for acquisitions and development of oil and gas reserves. Indonesia was selected after considering prospectivity for oil and gas, demand for the produced product, availability of supportive infrastructure, foreign company participation terms and conditions and sovereign risk. Western is not affiliated in any manner with Western Resources, Inc., a U.S. corporation.

           Following are details of the Company's exploration and development interests.

           The Company's current focus is primarily on gas rather than oil because returns are generally higher for gas. The Company's three gas projects are Madura, Simenggaris and Timoforo. Each has a ready market waiting to be supplied. The local market in Madura has to import LPG gas from East Java. Simenggaris is near to the methanol plant on Bunyu Island which is suffering from feedstock shortages. Timoforo gas would be sold to the adjacent Tangguh LNG project.

           In addition to the Company's gas projects, the Company also has Technical Assistance Contracts ("TAC") for two oilfields in South Sumatra - Tanjung Miring Timur presently producing up to 750 BOPD rising to a level of 900-1500 BOPD later this year and Tuba Obi East with estimated recoverable reserves of 8 MMBO. The principal purpose for the Company taking up these two fields is to participate in the development of the downstream operations of South Sumatra. A third TAC held by the Company is for Sangkimah in east Kalimantan which was acquired to gain entry to the adjacent Sangatta oil field, producing approximately 2,400 BOPD. Discussions with Perusahaan Pertambangan Minyak Dan Gas Bumi Negara ("Pertamina") for the proposed joint operations for Sangatta have commenced.

           The Company is managed by an experienced team of local and expatriate professionals. By combining low overhead costs with technical and corporate strength the Company is maximising its competitive edge. Through its strong financial backing and effective business network the Company is well positioned to realise its corporate goals within the next few years.

           The Company's gas projects may be summarized as follows:

A. MADURA BLOCK - ONSHORE MADURA ISLAND PSC-JOB, WESTERN MADURA PTY LTD ("WESTERN MADURA")

           On 28 January 1997 the President Director of Pertamina signed the authorization for the Company's wholly owned subsidiary Western Madura to commence operations on the Madura Block prior to the formal signing of the PSC-JOB agreement. The signing of the contract took place on 15 May 1997, awarding the 2728km squared Madura Block to Western Madura for an exploration term of 10 years and production term of 20 years.

HISTORY
           Oil and gas exploration began on Madura Island in the late 1800's to 1910 with over 100 shallow (less than 500m) wells drilled on oil seeps and surface features. Production was marginal with a cumulative total of less than 1.0MMBO. Exploration was limited on the block until the 1970's when it was held in succession by Indonesia Cities Services, Pertamina and Shell. Several generations of seismic data were acquired in the 1980's and 1990's but only 6 wells have been drilled on the Island since 1910.

REGIONAL SETTING
           The Madura Block lies in the prolific oil and gas region of East Java. A number of large fields have been discovered in this area and it is these same producing trends which are to be examined on Madura. There is an E-W terrain running across the block that underwent inversion in the Plio-Pleistocene. Within that band a number of structures have been identified at, due to the inversion, fairly shallow levels. These relatively shallow features are the principal target for the Western Madura program.

PROSPECTS
           The 1998 work program for the Madura Block is to drill 4 shallow (1000-1500m) wells to test both gas and oil prospects in the central inversion zone. The two primary prospects are:

KARASAN: The Karasan prospect is a 2000-3000 acre structure at the Prupuh limestone level located on the western side of the block. Seismic data gives strong indications that the feature is probably a reef buildup. This feature is analogous to the Mudi reef discovery in East Java (40MMBO). Down dip wells encountered gas in a non-reef facies. Karasan will be gas bearing and has anticipated recoverable reserves of at least 300BCF. If the reef facies is confirmed, Karasan has a POS of 50%. A 1200m well will be drilled to test the prospect.

SEBAYA: The Sebaya prospect is a large, faulted anticlinal feature located on the eastern side of Madura. The prospect actually underlies the old Kertegeneh Field discovered in 1900. Oil production from Kertegeneh confirms that Sebaya is an oil play. Most of the prospective Tawun and Tuban section has not been tested by the older shallow wells. Anticipated recoverable reserves on the prospect are 30MMBO with a POS of 25%. A 800m well will be drilled to test the prospect.

PANDEAN: Another possible Prupuh reef structure located to the north of Karasan. A 1200m well will be drilled contingent on the result of the Karasan-1 well.

TAMBUKU: A prospect located to the north of Sebaya with mean reserves of 15MMBO. A 800m well will be drilled to test the prospect.

MARKET
           Western Madura has discussed with the local Madura government downstream projects which include a small refinery, LPG plant and a power plant to supply the local market and displace imports from East Java.

B. SIMENGGARIS BLOCK - ONSHORE NE KALIMANTAN PSC-JOB, GENINDO WESTERN PETROLEUM PTY LTD ("GENINDO")

           On 28 September 1997 the President Director of Pertamina signed the authorisation for Genindo to commence operations on the Simenggaris Block prior to the formal signing of the PSC-JOB agreement. The signing of the Contract took place on 24 February 1998 awarding the 2734km squared Simenggaris Block to Genindo which is owned 85% by CityView. The contract term is 10 years for exploration and 20 years for production.

HISTORY
           The Simenggaris Block is adjacent to some of the earliest oil production in Indonesia with exploration dating back to the 1890's. The nearby giant Pamusian field was discovered in 1905 and the Bunyu field in 1920. Exploration was limited on the block until the late 1960's when portions of the block were held in succession by Japex, ARCO, Deminex and Pertamina. Several generations of seismic data were acquired and 15 wells were drilled within the Block leading to four discoveries: Sembakung oil field (40MMBO), Bangkudulis oil field, Sesayap-1 and S.Sembakung-1. The former two are producing fields excluded from the contract area and the latter two are undeveloped gas-condensate discoveries.

REGIONAL SETTING
           The Simenggaris Block lies in the prolific oil and gas Tarakan Basin region, with proven reserves of up to 500MMBOE. The Tarakan Basin stratigraphy consists of a classic prograding deltaic sequence from upper Miocene through Pliocene time. The majority of the reserves are found along the Kalimantan coast in Pliocene age deltaic reservoirs. Further inland gas and oil are found in upper Miocene age, paleogeographic equivalent, deltaic reservoirs. The upper Miocene age reservoirs are underexplored and will be the focus of the Genindo work program.

PROSPECTS
           The 1998-99 work program for the Simenggaris Block is to drill 2 wells to test the Sesayap gas- condensate prospect. Additional studies will need to be carried out to fully delineate all the prospects on the block. At present the two primary prospects are:

SESAYAP: The Sesayap prospect is a fault-closed 4000 acre structure located on the western side of the Block. ARCO drilled the Sesayap-A1 and A2 wells in the late 1970's. The A1 well tested 25MMCFGPD and 65 BOPD from highly porous upper Miocene sandstones; the A2 well was a successful sidetrack. The prospect has probable and possible reserves of 200BCF with upside potential of 335BCF. The prospect is relatively low risk with a POS of 60%. Two 1500m wells will be drilled in 1998-99 to test the prospect.

S. SEMBAKUNG: The South Sembakung-1 well tested 10MMCFGPD and 110BOPD from upper Miocene age sandstone reservoirs. The structure needs to be re-mapped using newly re-processed seismic data before reserves can be determined. It is probable however that the accumulation is similar to the better-defined Sesayap prospect.

OTHER: Numerous additional leads are present on the Block. These leads are currently being analyzed and the prospect portfolio upgraded.

MARKET
           Several gas markets have been identified for the Simenggaris Block with gas prices of US$2.20 per MCF expected, based on current pricing levels. These markets include a future fertiliser plant and also a methanol plant on Bunyu Island.

C. TIMOFORO BLOCK - BINTUNI BASIN, ONSHORE IRIAN JAYA PSC-JOB, WESTERN WISESA PETROLEUM PTY LTD ("WISESA")

           Saptapetra Wisesa is engaged in a technical joint study with Pertamina for the Timoforo Block. On 17 December 1997 CityView's wholly owned subsidiary Western Resources NL entered into an agreement with Saptapetra Wisesa to form Wisesa to operate the 6575 km squared Timoforo Block. Wisesa is owned 85% by CityView.

HISTORY
           The Timoforo Block lies in the Bintuni Basin in Western Irian Jaya. Exploration on the Timoforo Block itself has been limited because Pertamina has held the acreage since the 1960's. Historically, drilling efforts in the basin have concentrated on the Tertiary carbonate oil play. Only recently have a number of discoveries proven the prolific gas potential of the Pre-Tertiary. No wells have been drilled on the Timoforo Block. British Gas drilled the Mogoi-1 well along the Timoforo-Muturi block boundary in 1996 and tested 40MMCFGPD from Triassic age sandstone reservoirs. The gas column in the well exceeded 300m.

POST-1993, THE LNG STORY
           Since 1994, several major gas discoveries have been made in areas adjacent to the Timoforo Block: Wiriagar (1994), Mogoi (1996), Vorwata (1997) and Ubadari (1997). Total proven and probable gas reserves exceed 15TCF for these fields. Both ARCO and British Gas are currently conducting aggressive exploration and delineation programs just south of the Timoforo Block. Plans have been approved for the ARCO and Pertamina consortium to develop the "Tangguh" LNG facility near Bintuni Bay with LNG sales scheduled for 2003. The Tangguh LNG facility has supplanted the Natuna development and will also compensate for expected production declines from the Arun LNG facility.

REGIONAL SETTING
           The Timoforo Block lies north of ARCO's giant gas discoveries in the Bintuni Basin. The Bintuni Basin is a north-south oriented Tertiary age foreland basin that overlies a northwest-southeast oriented Paleo- Mesozoic basin. The Mesozoic stratigraphy is equivalent to the stratigraphy of the Northwest Shelf (Australia) producing areas. The primary reservoirs are the Triassic (Mogoi), the Jurassic (Wiriagar, Vorwata) and the Paleocene (Wiriagar) age sandstones. The Permian age shales and coals provide world class source rock for this prolific basin. Since the play trend is relatively unexplored, significant new reserves will be added to those recently discovered.

PROSPECTS
           The proposed 1998-1999 work program for the Timoforo Block is to drill one well to test the Timoforo anticline and if successful, drill two delineation wells. The primary prospects are:

TIMOFORO: The Timoforo prospect is a robust surface anticline with closure of 8-20000 acres. The anticline is well defined by radar and aerial photographs and the structure has been confirmed by ground mapping. The structure lies immediately updip of the Mogoi-1 gas discovery. Both the Triassic and Paleocene are primary objectives in the prospect. Anticipated recoverable reserves are 1.5TCF, with a 25% POS. A 2200m well will be drilled to test the prospect.

JAGIRO, TOMO AND MOGOI: These prospects all straddle the Timoforo-Muturi block boundary and will have to be developed in conjunction with British Gas. The prospects are all well-defined anticlines that have good seismic coverage. The primary objective is the Triassic reservoir section that was tested in the Mogoi- 1well. A future work program will be determined after discussions with British Gas.

OTHER: Numerous additional leads have been mapped with surface geology. After the Contract is signed these leads will be analyzed and the prospect portfolio upgraded.

MARKET
           The Timoforo Block lies in close proximity to the future Tangguh LNG facility. Capital costs for a pipeline to the LNG plant have been included in the economic evaluation. Sales from the plant will not occur before 2003. Since Pertamina is an equity partner in the Timoforo Block, via the PSC-JOB, gas produced in the Block should be well placed for sales to the Tangguh LNG facility.

           The Company's oil projects may be summarized as follows:

A. TUBA OBI EAST ("TOE") - ONSHORE SOUTH SUMATRA TAC, WESTERN AKAR PETROLEUM PTY LTD ("AKAR")

           In June 1994, Pt Akar Golindo (PTAG) was invited by Pertamina to bid on the Tuba Obi East Block in Sumatra. On 1 August 1996 CityView signed an MOU with PTAG to form a joint company Akar to operate and develop TOE. Akar (in which CityView has a 90% interest) then signed a TAC for Tuba Obi East on 15 May 1997. The block is 55km squared in size.

HISTORY
           One discovery well has been drilled on Tuba Obi East, the TOE-1. This well was drilled by the Jambi Oil Development Company in 1986. The well was located on what was then the Jambi Block. An extensive testing program was carried out on the block with 7 DST's run over 6 zones. The tests confirmed three gas condensate zones and two oil zones. Pertamina attempted to open the well for a flow test at the end of 1986 and tested 154BOPD of oil. The well was suspended in September 1987.

REGIONAL SETTING
           The TOE field is located on the northern flank of the Jambi Sub-basin of the South Sumatra Basin. The TOE structure lies within the Berembang Depression which formed as a localised low in the Pre-Tertiary basement. It is bounded by the Tembesi High to the northwest and the Sengegeti High to the southeast. The Tuba Obi structure itself was formed during the Plio-Pleistocene Barisan orogenic event.

           The stratigraphic column in the TOE area shows a general transgressive sequence in the lower units. The fresh water clastic and volcanic section of the Lahat Formation and Talang Akar Formation ("TAF") was succeeded by units of an increasingly marine environment until the thick marine shales of the Gumai Formation were deposited. It should be noted that TOE-1 encountered two oil bearing sands in the upper TAF. The TAF is one of the most prolific units in the South Sumatra Basin.

PROSPECTS
           Based on the potential from the TOE-1, the primary prospect on TOE is the TOE anticline. The first well shows a structural closure of approximately 20km squared. There is some debate as to whether the TOE field is a structural or stratigraphic trap. Certainly it has been historically mapped as a structural trap. Recent seismic stratigraphy work indicated the potential for a much higher degree of stratigraphic control on the trapping mechanism. The TAF Sands are channel sands, deposited in a meandering stream environment. Sand thickness in such an environment is likely to be quite variable. A seis-strat model has been developed to model the sands and to predict where their maximum thickness occurs. If the model can be confirmed, when the next well is drilled the drilling program will be modified to optimize sand and pay counts. Since both the structural and stratigraphic models point to the same location for TOE-2, there is no urgency to choose the preferred one. The estimated recoverable reserves from the TOE structure are 8.00MMBO.

           Some additional potential is seen on the block, especially in the shallower gas sands. Additional work will need to be done to confirm the remaining potential.

MARKET
           There is a good market for indigenously produced oil in Sumatra. A 40km long 6" pipeline would be laid from TOE to the selling point in Setiti. The pipe would follow a government road.

B. TANJUNG MIRING TIMUR ("TMT") - ONSHORE SOUTH SUMATRA TAC, WESTERN NUSANTARA ENERGI PTY LTD ("NUSANTARA")

           On 17 December 1996 Nusantara signed a TAC to take over the operations of TMT oilfield. Nusantara is owned 80% by CityView.

HISTORY
           The TMT oilfield is located approximately 90km southwest from Palembang in southeastern Sumatra. The field has been on production since 1976 and a total of 43 wells have been drilled.

PRODUCTION GEOLOGY
           There are eight oil and gas-bearing sandstone reservoirs, including seven from the Talang Akar formation and one from the overlying Batu Raja formation of lower Miocene age. The average thickness of individual sandstones is approximately 2m. Generally the average porosity is 15-20% with permeabilities up to 50 millidarcies. Some laminae are more permeable however.

1997
           Nusantara has been active in the field since the second half of 1997. These activities included: upgrading the facilities and infrastructure, establishing a G&G database, renegotiating the NSO with Pertamina and working over five wells. The field is producing a cumulative average of 750BOPD but the stage has been set for significant production gains.

PLANNED ACTIVITIES

           Among the activities planned for 1998 are: compressor repairs, gas lift optimisation, bean pump optimisation, the conversion of some gas lift wells to bean pumps and reviewing the exploration upside on the block (possible Batu Raja reef prospects). The end result of the above upcoming work program will be to establish benchmark production levels of 900-1500BOPD. In addition any remaining untested exploration potential will be fully defined.

C.       SANGATTA SANGKIMAH - EAST KALIMANTAN TAC, WESTERN SANGKIMAH NL
         ("WESTERN")

           On 8 December 1995 CityView's wholly owned subsidiary Western was assigned an 87.5% interest in a TAC for the Sangkimah oilfield which lies within a Pertamina concession area known as Sangatta.

           To comply with Pertamina's work program a workover of well No. SS-1 was carried out in December 1997 which confirmed a minimum production rate of 30BOPD. Operations on Well No. SS-1 were then suspended. An exploratory well No. SST-1 then drilled to a depth of 1550m to test the "Q" sands : after encountering only minor oil content the well was plugged.

           Discussions with Pertamina are in progress for proposed joint study/operations on the Sangatta oilfield which is currently producing approximately 2400BOPD.

           Additional projects may be summarized as follows:

BLOCK GSEC74 - OFFSHORE WESTERN PHILIPPINES PSC, MMC EXPLORATION & PRODUCTION (PHILIPPINES) PTE LTD

           ARCO Philippines Inc Preussag Energies GMBH, MMC Exploration & Production (Philippines) Pte Ltd (CityView has a 49% interest) and a consortium of fifteen Filipino resource companies hold Block GSEC74 in the Sandakan Basin adjacent to the border with Sadah East Malaysia. GSEC74 includes an area of about 12000km squared (3 million acres) on which ARCO has acquired 3600km of seismic data with simultaneous gravity and magnetic surveys. The Sandakan basin is filled mainly with Mio-Pliocene age fluvio-deltaic sedimentary rocks that are analogous in many ways to the prolific Baram and Mahakam deltas also adjacent to Borneo.

           ARCO has mapped several large prospects in the undrilled distal portion of the delta complex. Seismic amplitude anomalies and flat spots that conform to these structures indicate that hydrocarbon generation, migration and entrapment have occurred. Twelve prospects of potential have been identified in GSEC74 including the Hippo prospect which was drilled in February 1998. Geographical evaluation of this well is in progress.

MARKET
           A ready market exists in the Philippines for any hydrocarbons produced. Oil is easier to produce and market as it would simply be produced from an FPSU and then delivered anywhere in the country. Gas is more difficult to monetize as it will require a pipeline to get the gas to market. Marketing opportunities in nearby Sabah would be examined.

MINERALS : WESTERN AUSTRALIA

RAESIDE GOLD PROJECT

           CityView's wholly owned subsidiary Copperwell Pty. Ltd has a 10% interest in the Raeside Gold Project, located approximately 10km east of Leonora in Western Australia covering an area of 168km squared. The remaining 90% is held by the operator Triton Resources Limited in which CityView holds 5,142,500 shares representing 8.67% of the issued capital. A complete review of all previous work on the Raeside Gold Project has been undertaken by the operator. This assessment confirms the potential of the Raeside Gold Project and particularly the Leonardo orebody at depth. The structure which contains Leonardo is a minimum of 2km long with gold ore grade mineralised intersections along its length. On the extremities of the Raeside

Gold Project area lies the Moses Well joint venture tenements in which North Mining Limited is progressively earning a participating interest of 70% for total expenditure of $4.2 million.

           CityView's wholly owned subsidiary Artane Minerals NL has a 97% interest in the Golden Spinifex and some adjoining tenements at Duketon which have been joint ventured to Johnson's Well Mining NL.

           Factors relating to competition and certain governmental regulations are briefly summarized as follows:

COMPETITION
           The oil and gas industry is highly competitive. The Company competitors and potential competitors include major oil companies and independent producers of varying sizes of which are engaged in the acquisition of producing properties and the exploration and development of prospects. Many of the Company's competitors have greater financial, personnel and other resources than does the Company and therefore have a greater leverage to use in acquiring prospects, hiring personnel and marketing oil and gas. Accordingly, a high degree of competition in these areas is expected to continue.

INDONESIAN GOVERNMENT REGULATION
           The Company may either sell its production on the international market or opt to sell it domestically. There is a commitment to sell a minimal portion of any oil production domestically (called Domestic Market Obligation) at 15% of the crude price. The commitment is imposed in the terms of all PSC's, to sell a minimum portion of any of Western's, or its subsidiary's, oil production to the Republic of Indonesia, via Pertamina, at 15% of the price the crude is sold at. This only becomes effective after the first 60 months of production and represents a minimal portion of the total production. There are no constraints on production other than those imposed in conforming with what is deemed "good oilfield practice." Indonesia has no exchange controls; therefore, foreigners are able to move funds freely in and out of the country through accounts denominated in local foreign currency.

AUSTRALIAN GOVERNMENT REGULATION
           The Australian Corporations and Securities Legislation ("ACSL") is the main body of law governing companies in Australia, such as the Company. The Australian Securities Commission is an Australian government instrumentality that administratively enforces the ACSL. The ACSL covers matters such as directors' duties and responsibilities, preparation of accounts, auditor control, issue and transfer of shares, control of shareholders; meetings, rights of minority interest, amendments to capital structure, preparation and filing of public documents such as annual reports, changes in directors and changes in capital.

           The Australian Stock Exchange Limited imposes listing rules on all listed companies, such as the Company. The rules cover such issues as immediate notification to the market of relevant information, periodic financial reporting and the prior approval of shareholder reports by the Australian Stock Exchange Limited.

           The Company believes that it is in compliance with the foregoing Australian laws and regulations.


                               RECENT DEVELOPMENTS

           On June 3, 1998 the Company issued $1,000,000 2 Year Convertible Debentures with interest at 6% per annum which are convertible into Ordinary Fully Paid Shares of the Company at any time after ninety (90) days after the date of receipt of the funds by the Company for the Convertible Debentures and before June 3, 2000 at a conversion price of 75% of the average closing bid price for ordinary fully paid shares in the Company on either the NASDAQ Small Capital Market stock exchange or the ASX for the five trading days immediately preceding the conversion date. For further information reference is made to page 2 of this Prospectus.

           Reference is made to the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 1997 for further information on changes in the affairs of the Company since the end of the fiscal year ended December 31, 1997. The Generally Accepted Accounting Principles (GAAP) reconciliation in the preceding 20-F was based upon an exchange rate of A$1.00 = US$0.6515. This exchange rate has fluctuated and is presently A$1.00 = $US$0.5805 as at September 1, 1998, resulting in a change in the Total Shareholders Equity as follows: -

                A$                   US$ as at December 31, 1997                      US$ as at December 31, 1997
                                         As per Form 20-F, at                          at exchange rate of A$1.00
                                      exchange rate of A$1.00 to                               to US$0.5805
                                               US$0.6515

           ($4,909,173)                       ($3,198,326)                                     ($2,849,775)

                                  RISK FACTORS

           There are certain risks involved in an investment in the Ordinary Fully Paid Shares of the Company. Accordingly, prospective purchasers of the Ordinary Fully Paid Shares of the Company should consider carefully the factors set forth below as well as the other information contained in this Prospectus. Certain statements in this Prospectus and documents incorporated herein by reference are forward-looking and are identified by the use of forward-looking words or phrases such as "intended," "will be positioned," "expects," is or are "expected," "anticipates" and "anticipated." These forward-looking statements are based on the Company's current expectations. To the extent any of the information contained in this Prospectus constitutes a "forward-looking statement" as defined in Section 27A (i) (1) of the 1933 Act the future profitability and viability of the Company's operations and activities will depend on a number of risks, including but not limited to the following risk factors:

1. Commodity prices and in particular the price of oil, gas, gold and other minerals;

2.       Currency exchange rate fluctuations;

3. The strength of the equity markets at the time of any capital raising by the Company;

4. Judicial decisions and legislative amendments and in particular uncertainties created in Australia in the area of Aboriginal land rights by the decision of the High Court of

         Australia in the Mabo case and the Native Title Act 1993 of the Commonwealth of Australia;

5. Environmental management issues with which the Company may from time to time have to comply;

6. General economic conditions in Australia and Indonesia and its major trading partners and in particular inflation rates, commodity supply and demand factors and industrial disruption;

7. Risks inherent in exploration and mining including, amongst other things, successful exploration, identification, development and exploitation of use of resources and reserves, satisfactory performance of exploration and mining operations and competent management;

8. The Company is acquiring assets and will continue to do so as a matter of normal business practice within the Republic of Indonesia. Some of the interests of the Company in Indonesia are by way of contract between a subsidiary of the Company and bodies which are wholly owned arms of the Government of the Republic of Indonesia. These contracts are subject to controls and regulations by the contracting parties and by the Government of the Republic of Indonesia;

9. Political stability of Indonesia and compliance by the Indonesian Government with the current International Monetary Fund ("IMF") program;

10. The Company's ability to raise sufficient capital to fund its exploration and development program.

           Further financing and/or market related risk factors include the following:

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF ADDITIONAL FINANCING

           There can be no assurance that the Company will not be required to seek additional equity or debt capital to finance its operations in the future. In addition, there can be no assurance that any such financings, if needed, will be available to the Company or that adequate funds for the Company's operations, whether from the Company's revenues, financial markets, collaborative or other arrangements with corporate partners or from other sources, will be available when needed or on terms attractive to the Company. The inability to obtain sufficient funds may require the Company to delay, scale back or eliminate certain of its operations that the Company might otherwise engage in.

DILUTION; EFFECT OF OUTSTANDING CONVERTIBLE DEBENTURES ON CERTAIN SHARES

           The Company has outstanding convertible debentures to purchase Shares at prices that are below the per Share price to purchasers of the Company's Shares in the open market. The exercise of such Convertible Debentures may have a dilutive effect on the investment of a holder of the Company's Shares. The market price of the Company's Shares may also be adversely affected by sales of substantial amounts of Shares in the public market, including sales of Shares under Rule 144 or after the expiration of any other applicable holding period (by contract and/or statute). The sale of such stock could also adversely affect the ability of the Company to sell Shares for its own account. See "Selling Holders and Plan of Distribution" and "Description of Capital Stock."

LIMITED PUBLIC MARKET; LIQUIDITY; POSSIBLE VOLATILITY OF STOCK PRICE

           The Shares are quoted on both the Nasdaq SmallCap Market System under the symbol "CVCLF" and the Australian Stock Market Limited under the symbol "CVI". There can be no assurance that an active public market for the Shares can be sustained. The market price of the Shares could fluctuate significantly as a result of the Company's financial results or business operations (as well as debenture conversion in the manner described herein).

RECENTLY ADOPTED LISTING STANDARDS FOR NASDAQ SECURITIES

           The Nasdaq Stock Market recently adopted certain changes to the standards for issuers with securities listed on Nasdaq. One of the changes included increasing the quantitative maintenance requirements for continued listing in the Nasdaq SmallCap Market, on which the Company's Ordinary Fully Paid Shares are currently listed. While the Company currently is in compliance with the new qualitative maintenance requirements, it could cease to be in compliance in the future if it were to incur substantial losses from operations. In order to maintain continued listing on Nasdaq the Company's Ordinary Fully Paid Shares are required to maintain a closing bid price at least equal to $1.00 per share. In the event that the Company fails to maintain compliance with any listing requirement, the Company's Shares could be delisted from the Nasdaq SmallCap Market in the event that compliance is not subsequently achieved within the applicable time periods allotted therefore by Nasdaq.

                                 USE OF PROCEEDS

           The Company will not receive any proceeds from the offer and sale of Ordinary Fully Paid Shares by selling security holders pursuant to this Prospectus. All of the proceeds will be received by the selling security holders.

                         DETERMINATION OF OFFERING PRICE

           Since the Ordinary Fully Paid Shares registered hereunder are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"), the Company cannot include herein information about the price to the public of the Common Stock.

                    SELLING HOLDERS AND PLAN OF DISTRIBUTION

           The Ordinary Fully Paid Shares (hereinafter "Shares" or "Securities") offered hereby may be sold from time to time to purchasers directly by the Selling Holders (which term includes their transferees, pledgees, donees or their successors). Any such transferee, pledgee, donee or their successors may not offer the Securities pursuant to this Prospectus until such holder is included as a Selling Holder in a supplement to this Prospectus. The Securities consist of Shares which are issuable to Selling Holders upon conversion of the Convertible Debentures. The Company has agreed to register the public offering of the Securities by the Selling Holders under the Securities Act. The Company will not receive any of the proceeds from the sale of the shares by the Selling Holders.

           The following table sets forth as of September 8, 1998, certain information with respect to the Selling Holders, including the number of Shares that may be offered by them. The number of Shares which may actually be sold by the Selling Holders will be determined from time to time by them and will depend upon a number of factors, including, with respect to the Shares underlying the Convertible Debentures, the price of the Company's Shares from time to time. Because the Selling Holders may offer all or none of the Securities that they hold and because the offering contemplated by the Prospectus is not being underwritten, no estimate can be given as to the number of Securities that will be held by the Selling Holders upon termination of such offering. None of the Selling Holders have had any material relationship with the Company other than as purchasers of Convertible Debentures.

IDENTITY OF SELLING HOLDER                SHARES(1)           % OF CLASS(2)
--------------------------                ---------           -------------
Investor A                               592,593                 4.16%
Investor B                               592,593                 4.16%

 (1) Assumes conversion of the Convertible Debentures held by such Selling Holders based on the reported closing prices on the NASDAQ SmallCap Market on September 8, 1998 at a 25% discount but does not include additional shares which may be issued for interest (at 6% per annum) earned from date of closing to date of conversion.

(2) Based upon an aggregate of 14,249,661 shares arrived at by adding the aggregate of those shares indicated in column designated "Shares" to those shares issued and outstanding as of September 8, 1998.

           The Selling Holders of the Securities identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of the Convertible Debentures or Securities since the date on which the information in the preceding table is presented. Information concerning the Selling Holders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary.

           The sale of the Securities by the Selling Holders may be effected from time to time in transactions on the NASDAQ SmallCap Market System, the Australian Stock Exchange Limited, in the over-the-counter market, in negotiated transactions, or through a combination of such methods of sale (a) at fixed prices, which may be changed, (b) at market prices prevailing at the time of sale, (c) at prices related to such prevailing market prices or (d) at negotiated prices. The Selling Holders may effect such transactions by selling the Securities directly to purchasers or to or through broker-dealers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Holders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Holders and any broker-dealers who act in connection with the sale of the Securities hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Securities as principals might be deemed to be underwriting discounts and commissions under the Securities Act.

           At the time a particular offering of the Securities is made, a Prospectus Supplement, if required, will be distributed, which will set forth the aggregate amount and type of Securities being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

           To comply with the securities laws of certain jurisdictions, if applicable, the Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with. The Company has not taken any action to register or qualify the Securities for offer and sale under the securities or "blue sky" laws of any state of the United States. However, pursuant to the Registration Rights Agreements among the Company and the Selling Holders (the "Registration Rights Agreements"), the Company will use reasonable efforts to (i) register and qualify the Securities covered by the Registration Statement under such other securities or blue sky laws of such jurisdictions as the Selling Holders who hold a majority in interest of the Securities being offered reasonably request and in which significant volumes of Shares are traded, (ii) prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof at all times until the earliest (the "Registration Period") of (A) the date that is two years after the Closing Date, (B) the date when the Selling Holders may sell all Securities under Rule 144 or (C) the date the Selling Holders no longer own any of the Securities, (iii) take such other actions as may be necessary to maintain such registrations and qualification in effect at all times during the Registration Period and (iv) take all other actions reasonably necessary or advisable to qualify the Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (A) qualify to do business in any jurisdiction where it would not otherwise be required to qualify, (B) subject itself to general taxation in any such jurisdiction, (C) file a general consent to service of process in any such jurisdiction, (D) provide any undertakings that cause more than nominal expense or burden to the Company or (E) make any change in its articles of incorporation or by-laws or any then existing contracts, which in each case the Board of Directors of the Company determines to be contrary to the best interests of the Company and its stockholders. Unless and until such times as offers and sales of the Securities by Selling Holders are registered or qualified under applicable state securities or "blue sky" laws, or are otherwise entitled to an exemption therefrom, initial resales by Selling Holders will be materially restricted. Selling Holders are advised to consult with their respective legal counsel prior to offering or selling any of their Securities.

           The Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Securities by the Selling Holders. The foregoing may affect the marketability of the Securities.

           Pursuant to the Registration Rights Agreements between the Company and each of the Selling Holders all expenses of the registration of the Securities will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection therewith.

REGISTRATION RIGHTS

           The Convertible Debentures

           The Company issued $1,000,000 aggregate principal amount of Convertible Debentures in June of 1998. One Hundred percent of the face amount of such Convertible Debentures is convertible into Shares of the Company at the earlier of the effective date of a Registration Statement covering the underlying Shares or 90 days from closing at a conversion price equal to 75% of the average closing bid price for the five trading days preceding the date of conversion on either the Nasdaq SmallCap Market Exchange or the Australian Stock Exchange Limited. Any Convertible Debentures not so converted are subject to mandatory conversion by the Company on the 24th monthly anniversary of the date of issuance of the Convertible Debentures unless timely demand is made by the holder of the Convertible Debentures for repayment of both principal and interest in cash. Other than on the date of such mandatory conversion provision, the Selling Holder shall not be entitled to convert any amount of Convertible Debentures in excess of that amount upon conversion of which the sum of (i) the number of Shares beneficially owned by the Selling Holder and its affiliates (other than the unconverted Convertible Debentures) and (ii) the number of Shares issuable upon conversion of the Convertible Debentures would result in beneficial ownership by the Selling Holder and its affiliates of more than 4.9% of the outstanding Shares of the Company.

           If at any time the number of Shares into which the Convertible Debentures may be converted exceeds the aggregate number of Shares then registered, the Company shall, within ten (10) business days after receipt of written notice from any investor, either (i) amend the Registration Statement filed by the Company, if such Registration Statement has not been declared effective by the SEC at that time, to register all Shares into which the Debenture may be converted, or (ii) if such Registration Statement has been declared effective by the Securities and Exchange Commission (the "SEC") at that time, file with the SEC an additional Registration Statement on Form F-3 (or such other Form as may be applicable) to register the Shares into which the Convertible Debentures may be converted that exceed the aggregate number of Shares already registered. Pursuant to the terms and provisions of the Debenture and related Registration Rights Agreement, the Company was required to and herewith is registering the number of Shares equal to 150% of those Shares currently deemed necessary to meet conversion requirements. To the extent that all or any portion of such shares are not utilized for the purposes set forth herein, the Company will deregister same at the appropriate time.

           Pursuant to the Registration Rights Agreements between the Company and the Selling Holders, the Company is required to file with the SEC, a Registration Statement covering a sufficient number of Shares (the 150% referred to above) for the Selling Holders so as to enable them to convert 100% of the Convertible Debentures. Consequently, the Company is filing with the Commission this Registration Statement on Form F-3 (the "Registration Statement"), of which this Prospectus is a part, to cover the sale of the Shares issuable to the Selling Holders upon conversion of the Convertible Debentures. The Registration Rights Agreements provide that the Company shall keep the Registration Statement effective at all times until the earliest (the "Registration Period") of (i) the date that is two years after the Closing Date, (ii) the date when the Investors may sell all Securities under Rule 144 or (iii) the date the Investors no longer own any of the Securities.

           Failure to timely file the Registration Statement (required by the terms of the Convertible Debenture and Registration Rights Agreement) or failure to obtain effectiveness of same within the time period allotted therefore (to wit: 90 days subsequent to the closing date) subjects the Company to certain penalty provisions as set forth in the Registration Rights Agreement to which reference is herewith made. Such penalty provisions require the Company to increase the conversion rate discount of 25% as provided for in the Debenture in increments of 3% for each 30 day delay up to a discount of 31%. Notwithstanding the foregoing, the penalty provisions heretofore referred to are inapplicable to the extent any delay in the effectiveness of the Registration Statement occurs because of an act of, or a failure to act or to act timely by the Selling Holders or their respective counsel.

           Failure to timely effectuate conversion or issue and deliver underlying Shares similarly subjects the Company to certain monetary penalty provisions as indicated in the Debenture to which reference is herewith made.

            The Securities Purchase Agreement, Debenture and Registration Rights Agreement are on file with the Securities and Exchange Commission as part of this Registration Statement as exhibits hereto.

           The number of Shares issuable upon conversion of the Convertible Debentures depends on several factors, including the conversion ratio and the date on which such Shares are converted. As of September 8, 1998 if all of the Convertible Debentures (issued in June 1998) were converted based on a 25% discount to the reported closing price on the NASDAQ SmallCap Market on September 8, 1998, the Company would be required to issue approximately 1,185,186 Shares exclusive of Shares which may be issued in exchange for interest earned (at the rate of 6% per annum) from the date of closing through date of conversion and exclusive of any shares which may have to be issued in the event conversion discount rate is increased as a result of penalty provisions referred to above.

           Except for the total number of Shares to which this Prospectus relates as set forth above, references in this Prospectus to the "number of Shares covered by this Prospectus," or similar statements, and information in this Prospectus regarding the number of Shares issuable to or held by the Selling Holders and percentage information relating to the Securities of the outstanding

Ordinary Fully Paid Shares of the Company, are based, with respect to the Convertible Debentures, upon the fixed conversion ratio set forth in the instruments establishing the rights of the Convertible Debenture holders and assumes that a total of approximately 1,185,186 Shares are issued upon conversion of all Convertible Debentures. See "Selling Holders and Plan of Distribution" and "Description of Capital Stock."

           The Securities are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"). No underwriting discounts, commissions or expenses are payable or applicable in connection with the sale of the Securities by the Selling Holders. The Shares of the Company are quoted on the NASDAQ SmallCap Market ("NASDAQ") under the symbol "CVCLF" and the Australian Stock Exchange Limited ("ASX") under the symbol "CVI". The Securities offered hereby will be sold from time to time at the then prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. On September 8, 1998, the last reported sale price of the Common Stock on NASDAQ was $1.125 per share. This Prospectus may be used by the Selling Holders or any broker-dealer who may participate in sales of the Securities covered hereby.

COMMON STOCK RESERVED

           The Company is required to reserve and keep available out of its authorized but unissued Shares such number of Shares as shall from time to time be sufficient to effect conversion of all of the then outstanding Convertible Debentures. Pursuant to the terms of the Registration Rights Agreement, the Company is required to register a number of Shares equal to 150% of those Shares currently anticipated to be needed for conversion purposes.

DESCRIPTION OF CAPITAL STOCK

ORDINARY SHARES
           The authorized Ordinary Shares of the Company consists of 20,000,000 Ordinary Shares. All shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of the Ordinary Shares could, if they chose to do so, elect all of the directors of the Company.

           Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after the payment of liabilities, will be distributed pro rata to the holders of the Ordinary Shares. The holders of the Ordinary Shares do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The Ordinary Shares presently outstanding are fully paid and nonassessable.

DIVIDENDS
           Holders of the Ordinary Shares are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefore. No dividend has been paid on the Ordinary Shares since inception, and none is contemplated in the foreseeable future.

REGISTRAR

           The Registrar (Australian) and Registrar (United States) for the Company are as follows:

REGISTRAR (AUSTRALIA)
                               Corporate Registry Services Pty Ltd
                               Level 29
                               Central Park
                               152-158 St George's Terrace
                               Perth, Western Australia 6000

REGISTRAR (UNITED STATES)
                               American Securities Transfer and Trust, Inc.
                               1825 Lawrence Street
                               Suite 444, Denver
                               Colorado  80202-1817


                                  LEGAL MATTERS

           The valid issuance of the Ordinary Fully paid Shares offered hereby will be passed upon for the Company by Gary B. Wolff, P.C., 747 Third Avenue, New York, New York 10017.

                                     EXPERTS

           The consolidated balance sheets and accompanying notes and Statement by Directors of the Company for the financial years ended December 31, 1997, June 30, 1996 and June 30, 1995 and six months ended December 31, 1996; and the profit and loss accounts, statements of cash flows and accompanying notes for the financial years ended December 31, 1997, June 30, 1996 and June 30, 1995 and six months ended December 31, 1996 and December 31, 1995 have been examined by Grant Thornton chartered, accountants. Such financial statements have been incorporated by reference herein and in the Registration Statement in reliance upon the reports with respect thereto of Grant Thornton and upon the authority of said firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

           The following documents are hereby incorporated by reference into this Prospectus.

(1) Annual Report on Form 20-F of the Company for the fiscal year ended December 31, 1997; and

(2) All other reports filed pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 (the "1934 Act") by the Company since December 31, 1997.

            All documents subsequently filed by the Company with the
          Commission pursuant to Sections 12(a), 12(c) and 15(d) of the
           1934 Act prior to the termination of the offering, shall be deemed to be incorporated by reference into this Prospectus.

                                INDEX TO FORM F-3

                                TABLE OF CONTENTS

                                                                     PAGE
FORM F-3.........................................................    1
PROSPECTUS.......................................................    2
ADDITIONAL INFORMATION...........................................    5
INCORPORATION OF DOCUMENTS BY REFERENCE..........................    6
ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES
FEDERAL SECURITIES LAW...........................................    6
PROSPECTUS SUMMARY...............................................    8
RISK FACTORS.....................................................    18
USE OF PROCEEDS..................................................    20
DETERMINATION OF OFFERING PRICE..................................    20
SELLING SECURITY HOLDERS; PLAN OF DISTRIBUTION...................    20
LEGAL MATTERS....................................................    26
EXPERTS..........................................................    26
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE................    27

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

           SECURITIES AND EXCHANGE COMMISSION REGISTRATION FEE           $    *
           PRINTING EXPENSES                                                  *
           ACCOUNTING FEES  AND EXPENSES                                      *
           LEGAL FEES AND EXPENSES                                            *
           TRANSFER AGENT AND REGISTRATION FEES                               *
           BLUE SKY FEES AND EXPENSES                                         *
           MISCELLANEOUS EXPENSES                                             *
                                                                         ------
                       Total                                             $    *
                                                                         ------

*          To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           Subject to the limitations of the Australian Corporations Law with respect to indemnities in respect to derivative actions, the Company shall fully indemnify a present or former director of the Company or a person who acts or acted at the Company's request as a director of another corporation of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against any liability which the director may incur by reason of his being or having at any time been an employee or officer of the Company or in carrying out the business or exercising the powers of the Company.

           Without limitation to the foregoing and to the extent permitted by law the Company indemnifies and will keep the directors fully indemnified against any liability i) to a person other than the Company or a related body corporate of the Company which the directors may incur by reason of the directors being or having been an employee or officer of the Company or in carrying out the business or exercising the powers of the Company unless the liability arises out of conduct on the part of the directors which involves a lack of good faith; and ii) for costs and expenses incurred by the directors in the capacity of an employee or officer of the Company in defending any proceedings, whether civil or criminal, in which judgement is given in favour of the director or in which the director is acquitted; or in connection with an application in relation to those proceedings, in which the Court grants relief to the director under the Corporations Law.

ITEM 16.             EXHIBITS.
 5.1                 Opinion of Gary B. Wolff, P.C., counsel to the Registrant *

10.1                 Form of Securities Purchase Agreement dated June 3, 1998

10.5                 Form of Registration Rights Agreement dated June 3, 1998

10.6                 Form of Placement Agency Agreement dated June 3, 1998

10.7                 Form of 2 Year Convertible Debenture dated June 3, 1998

23.1                 Consent of Grant Thornton

23.2                 Consent of  Gary B. Wolff, P.C. (included in Exhibit 5.1)  *

*                    To be filed by amendment.

ITEM 17.   UNDERTAKINGS.

           (a) The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10 (a) (3) or the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (a) (1) (i) and (a) (1)
(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorised, in the City of Perth, and the State of Western Australia, Australia on this 17th day of September, 1998.

                        CITYVIEW ENERGY CORPORATION LIMITED

                        /s/ Peter Mark Smyth
                        ------------------------------
                        By: Peter Mark Smyth
                        Chief Executive and Member of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


----------------------------------               Chairman and a Director                      Dated:  Sept.   , 1998
Tan Sri Ibrahim Menudin


/s /Peter Mark Smyth                             Chief Executive Officer                      Dated:  Sept. 14, 1998
----------------------------------               and a Director
Peter Mark Smyth


/s/ Haji Ab. Sukor Shahar                        Director                                     Dated:  Sept. 17, 1998
----------------------------------
Haji Ab. Sukor Shahar


----------------------------------               Director                                     Dated:  Sept.  , 1998
Leong Kim Phan


/s/ Peter John Augustin Remta                    Director                                     Dated:  Sept. 14, 1998
----------------------------------
Peter  John Augustin Remta


/s/ Alan Peter Woods                             Secretary and Chief Financial                Dated:  Sept.    , 1998
----------------------------------               Officer
Alan Peter Woods


----------------------------------               Joint Vice-Chairman and Chief                Dated:  Sept.  ,  1998
Lutfi Heyder                                     Executive Office of Western
                                                 Resources N.L.

                                  EXHIBIT INDEX


Exhibit No.          Description
 5.1                 Opinion of Gary B. Wolff, P.C., counsel to the Registrant *

10.1                 Form of Securities Purchase Agreement dated June 3, 1998

10.8                 Form of Registration Rights Agreement dated June 3, 1998

10.9                 Form of Placement Agency Agreement dated June 3, 1998

10.10                Form of 2 Year Convertible Debenture dated June 3, 1998

23.3                 Consent of  Grant Thornton

23.4                 Consent of  Gary B. Wolff, P.C. (included in Exhibit 5.1)  *

*                    To be filed by amendment.